TOWNLEY & UPDIKE
                                  June 29, 1992



(212) 973-6875



Bull & Bear Gold Investors Ltd.
11 Hanover Square
New York, New York 10005

Gentlemen:

                  You have requested our opinion regarding certain matters in connection with the issuance of shares of common stock ("Shares") by Bull & Bear Gold Investors Ltd. ("Corporation"). We have examined the Corporation's Certificate of Incorporation and other corporate documents relating to the authorization and issuance of the Shares of the Corporation as at and prior to November 1, 1988. Based upon this examination, we are of the opinion that:

                  1.
                  The Corporation was a legally organized, validly existing corporation under the laws of the State of Maryland.

                  2.
                  The Corporation was authorized to issue 50,000,000 Shares, par value $.Ol per share.

                  3.
                  The unlimited number of unissued Shares which were registered under the Securities Act of 1933 may be legally and validly issued from time to time in accordance with the Corporation's Certificate of Incorporation and By-Laws and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the offer and sale of securities; and

                  4.
                  When so issued, the Corporation's Shares were validly issued, fully paid and nonassessable by the Corporation.

      We hereby consent to the filing of this opinion in connection with the Corporation's Registration Statement on Form N-lA (File No. 2-14486) to be filed with the Securities and Exchange Commission.

                                   Very truly


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                             KIRKPATRICK & LOCKHART

October 30, 1992



Bull & Bear Gold Investors Ltd.
11 Hanover Square
New York, New York 10005

Dear Sir or Madam:

         Bull & Bear Gold Investors Ltd. ("Company") is a corporation organized under the laws of the State of Maryland. We understand that the Company is about to file Post- Effective Amendment No. 61 to its registration statement on Form N-lA for among other purposes to register additional shares of capital stock of the Company under the Securities Act of 1933, as amended (111933 Act") , pursuant to Section 24 (e) (1) of the Investment Company Act of 1940, as amended (111940 Act").

         We have, as counsel, participated in various corporate and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine, of the Company's Articles of Incorporation and By-Laws, as now in effect and other documents relating to its organization and operation. Based upon the foregoing, it is our opinion that the shares of capital stock of the Company currently being registered pursuant to Section 24
(e) (1) as ref lected in Post-Ef f ective Amendment No. 61, when sold in accordance with the Company's Articles of Incorporation and By-Laws, will be legally issued, fully paid and nonassessable, subject to compliance with the 1933 Act, the 1940 Act and applicable state laws regulating the offer and sale of securities.

         We hereby consent to this opinion accompanying Post-Ef f ective Amendment No. 61 which you are about to file with the Securities and Exchange Commission.

                                                       Sincerely,
                                                       KIRKPATRICK & LOCKHART


                                                       By:
                                                       Arthur J. Brown




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